                              Exhibit 99.1
                                                  News

For Immediate Release	Contact:
October 27, 2011	Rick Honey
(212) 878-1831

MINERALS TECHNOLOGIES REPORTS THIRD QUARTER
EARNINGS PER SHARE OF $0.95, EXCLUDING SPECIAL ITEMS
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Reported Earnings per Share were $0.87
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Operating Income was $25.4 Million on Sales of $262.2 Million
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Highlights:

•	Two new satellite PCC plants to be built in Asia
•	Fulfill™ E-325 technology to be adopted by two paper mills in Asia
•	New talc products for paints and coatings launched
•	Cash flow from operations of $36 million in the quarter

NEW YORK, October 27— Minerals Technologies Inc. (NYSE: MTX) today reported third quarter diluted earnings per common share of $0.95, excluding special items, compared with $0.90 per share in the same period of 2010. On an as reported basis, the company earned $0.87 per share. Net income for the quarter was $15.7 million compared to the $16.7 million in the prior year.
“We achieved solid financial performance in the third quarter,” said chairman and chief executive officer Joseph C. Muscari. “More importantly, we saw considerable advancement with our two major growth initiatives—geographic expansion and new product development. We signed agreements for two new satellite precipitated calcium carbonate (PCC) plants, one in Thailand and the second in Bangladesh, and two paper mills in Asia have agreed to adopt our Fulfill™ E-325 technology to increase PCC fill rates to reduce the use of more expensive fiber.”

The company recorded a non-cash, special charge of $1.4 million, or $0.08 per share, related to the cumulative currency translation loss from the sale of its majority ownership of the company’s refractory operations in Korea.

THIRD QUARTER EARNINGS
Year-Over-Year Comparisons
Third quarter worldwide sales were $262.2 million, a 5-percent increase over the $249.8 million recorded in the same period in 2010. Sales growth was attributable to price increases in all product lines and the favorable impact of foreign exchange. Foreign exchange had a favorable impact on sales of approximately $10.4 million or 4 percentage points of growth. The company reported income from operations of $25.4 million for the quarter compared to $25.0 million recorded in the same period of 2010, a 2-percent increase.
Specialty Minerals Segment: PCC & Processed Minerals
Third quarter worldwide sales for the Specialty Minerals segment increased 3 percent to $171.1 million from the $166.1 million recorded in the same quarter of 2010. Income from operations decreased 2 percent to $19.3 million from $19.7 million in the same period in 2010.
Worldwide sales of PCC, which is used primarily in the manufacturing processes of the paper industry, increased 4 percent to $142.5 million from $136.8 million recorded in the third quarter of 2010. Processed Minerals products third quarter sales decreased 2 percent to $28.6 million from $29.3 million in the same period last year. Processed Minerals products serve the residential and commercial construction as well as automotive markets.

Minerals Technologies started operation of its satellite PCC plant in Superior, Wisconsin, that will service a paper mill owned by NewPage Corporation in nearby Duluth, Minnesota. This satellite plant will produce up to 70,000 tons of PCC a year. The company also recently announced two agreements to build satellite PCC plants in Asia. The first is a consolidated joint venture to build a satellite PCC plant at a paper mill owned by Double A (1991) Public Company Ltd. in Tha Toom, Thailand. This satellite plant will produce approximately 80,000 metric tons of PCC a year and is expected to become operational in the third quarter of 2012. The second satellite plant, which will produce 30,000 tons of PCC and is expected to become operational in the first quarter of 2013, will service a paper mill owned by Bashundhara Paper Mills Limited at a paper mill in Meghnaghat, Bangladesh.  The company also saw further commercial penetration of its Fulfill™ technology platform of high filler products by signing agreements with two paper mills in Asia to provide Fulfill™ E-325, one of the products in that portfolio. In addition, Minerals Technologies signed an agreement with Nalco Company to distribute Nalco’s FillerTEK technology for paper mills using PCC as a filler in the papermaking process.
In Processed Minerals, the company launched a new product line of low oil-absorption (LOA) talc products for paints and coatings. The new product, Talcron® LOA, for such applications as architectural and industrial coatings, provides excellent scrub resistance and rheology control in low Volatile Organic Compounds (VOC) paint and coating formulations.
Refractories Segment
Refractories segment sales in the third quarter of 2011 increased 9 percent to $91.1 million from $83.7 million recorded in the same period in 2010. Foreign exchange had a favorable impact on sales of 6 percentage points of growth. Refractory Products sales increased 9 percent to $71.1 million from $65.4 million in the prior year. Sales growth was primarily due to increased selling prices and the effects of foreign exchange. Metallurgical products sales increased 9 percent to $20.0 million from $18.3 million recorded in the prior year. The Refractory segment, which produces products used primarily in the steel market, recorded operating income, excluding special items, of $7.7 million, a 22-percent increase over the $6.3 million in the third quarter of 2010.

Comparisons to Second Quarter 2011
The company's worldwide sales in the third quarter decreased 2 percent from the $268.4 million in the second quarter of 2011. Income from operations, excluding special items, increased 2 percent to $25.6 million over the $25.1 million recorded in the second quarter. On an as reported basis, income from operations was $25.4 million.
Specialty Minerals Segment: PCC & Processed Minerals
The Specialty Minerals segment's worldwide sales in the third quarter were down slightly to $171.1 million from $171.8 million in the prior quarter. Income from operations increased 4 percent to $19.3 million from $18.6 million in the second quarter.
Worldwide sales of PCC were $142.5 million, a 2-percent increase from the $140.2 million recorded in the prior quarter. During the second quarter, paper mills took annual maintenance shutdowns that reduced volumes of PCC.
In Processed Minerals, third quarter sales decreased 9 percent to $28.6 million from the $31.6 million in the prior quarter due to the seasonal decline in the company’s end markets.
Refractories Segment

In the company’s Refractories segment, sales for the third quarter were $91.1 million, down 6 percent from the $96.6 million recorded in the prior quarter.
Sales of refractory products and systems were $71.1 million in the third quarter, 6 percent lower than the second quarter. Of that difference, 2 percent was due to the deconsolidation of the company’s refractory operation in Korea, which was done to improve profitability. Sales in the metallurgical product line decreased 6 percent sequentially to $20.0 million from $21.3 million in the previous quarter. Operating income declined 1 percent to $7.7 million from $7.8 million, excluding special items. On an as reported basis, operating income declined 4 percent to $7.5 million from the $7.8 million in the second quarter.
During the third quarter, the company repurchased approximately 384,000 shares as part of its ongoing share repurchase program. This completed the company’s authorization to repurchase up to $75 million that was established by its Board of Directors in February of 2010. Earlier this year, the Board of Directors authorized another two-year $75 million repurchase program, which began upon completion of the prior program.
           “We remain on a strong operating performance track, producing consistent income, strong cash flow, improved operational efficiencies and record safety performance,” said Mr. Muscari. “In addition, our growth initiatives are moving forward and tracking well against our longer-term objectives.”

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Minerals Technologies has scheduled an analyst conference call for Friday, October 28, 2011 at 11:00 a.m. to discuss operating results for the third quarter. The conference call will be broadcast over the company’s website, www.mineralstech.com.

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This press release may contain forward-looking statements, which describe or are based on current expectations; in particular, statements of anticipated changes in the business environment in which the company operates and in the company’s future operating results. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2010 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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CONSOLIDATED STATEMENTS OF OPERATIONS
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in thousands, except per share data)
(unaudited)

	Quarter Ended			% Growth		Nine Months Ended		% Growth
	Oct 2,	July 3,	Oct 3,			Oct 2,	Oct 3,
	2011	2011	2010	Prior Qtr.	Prior Year	2011	2010	Prior Year

Net sales	$262,192	$268,399	$249,812	(2)%	5%	$793,111	$759,039	4%

Cost of goods sold	209,282	214,725	197,634	(3)%	6%	633,585	600,448	6%

Production margin	52,910	53,674	52,178	(1)%	1%	159,526	158,591	1%

Marketing and administrative expenses	22,553	23,710	22,587	(5)%	(0)%	69,392	67,519	3%
Research and development expenses	4,723	4,897	4,635	(4)%	2%	14,489	14,687	(1)%
Restructuring and other charges	240	0	0	*	*	470	865	(46)%
Income (loss) from operations	25,394	25,067	24,956	1%	2%	75,175	75,520	(0)%

Non-operating income (deductions) - net	(1,663)	(799)	(177)	(108)%	*	(3,299)	309	*

Income (loss) from continuing operations, before tax	23,731	24,268	24,779	(2)%	(4)%	71,876	75,829	(5)%

Provision (benefit) for taxes on income (loss)	7,387	7,112	7,310	4%	1%	21,686	22,625	(4)%

Consolidated net income (loss)	16,344	17,156	17,469	(5)%	(6)%	50,190	53,204	(6)%

Less: Net income attributable to non-controlling interests	656	743	767	(12)%	(14)%	2,308	2,174	6%

Net Income (loss) attributable to Minerals Technologies Inc. (MTI)	$15,688	$16,413	$16,702	(4)%	(6)%	$47,882	$51,030	(6)%

Weighted average number of common shares outstanding:

Basic	17,928	18,177	18,536			18,128	18,669

Diluted	18,019	18,290	18,600			18,242	18,729

Earnings per share attributable to MTI:

Basic:	$0.88	$0.90	$0.90	(2)%	(2)%	$2.64	$2.73	(3)%

Diluted:	$0.87	0.90	0.90	(3)%	(3)%	2.62	2.73	(4)%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.15	$0.15

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

1)
For comparative purposes, the quarterly periods ended October 2, 2011, July 3, 2011 and October 3, 2010 contain 91 days. The nine month periods ended October 2, 2011 and October 3, 2010 contain 275 days and 276 days, respectively.

2)	Restructuring and other exit costs recorded are as follows:

	(millions of dollars):

		Quarter Ended			Nine Months Ended
		Oct 2,	July 3,	Oct 3,	Oct 2,	Oct 3,
		2011	2011	2010	2011	2010
	Restructuring and other costs
	Severance and other employee benefits	$0.2	$0.0	$0.0	$(0.3)	$0.0
	Other exit costs	0.0	0.0	0.0	0.7	0.8
		$0.2	$0.0	$0.0	$0.4	$0.8

In the first quarter of 2011, the Company recorded additional restructuring costs associated with our PCC merchant facility in Germany.  This was partially offset by reversals of previously recorded liabilities.

	In the prior year, the Company recorded early lease termination costs associated with the announced closures of our satellite facilities in Franklin, Virginia, and Plymouth, North Carolina.

3)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP income (loss), excluding special items, for the three month periods ended  October 2, 2011, July 3, 2011 and October 3, 2010 and the nine month periods ended October 2, 2011 and October 3, 2010;  and a reconciliation to net income (loss) for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion  of such special items are not indicative of the ongoing operating results and thereby affect the comparability  of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended			Nine Months Ended
		Oct 2,	July 3,	Oct 3,	Oct 2,	Oct 3,
		2011	2011	2010	2011	2010
	Net Income attributable to MTI, as reported	$15.7	$16.4	$16.7	$47.9	$51.0

	Special items:
	Restructuring and other costs	0.2	0.0	0.0	0.4	0.9
	Currency translation loss upon deconsolidation of foreign entity	1.4	0.0	0.0	1.4	0.0
	Gain on sale of previously impaired assets	0.0	0.0	0.0	0.0	(0.2)
	Settlement related to customer contract termination	0.0	0.0	0.0	0.0	(0.8)
	Related tax effects on special items	(0.1)	0.0	0.0	(0.1)	0.1

	Net income attributable to MTI, excluding special items	$17.2	$16.4	$16.7	$49.6	$51.0

	Basic earnings per share, excluding special items	$0.96	$0.90	$0.90	$2.74	$2.73
	Diluted earnings per share, excluding special items	$0.95	$0.90	$0.90	$2.72	$2.73

4)
Free cash flow is defined as cash flow from operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended October 2, 2011, July 3, 2011  and October 3, 2010  and the nine month periods ended October 2, 2011 and October 3, 2010 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended			Nine Months Ended
		Oct 2,	July 3,	Oct 3,	Oct 2,	Oct 3,
		2011	2011	2010	2011	2010
	Cash flow from operations	$36.2	$37.6	$32.6	$92.9	$108.1
	Capital expenditures	15.0	13.8	8.1	36.9	24.1
	Free cash flow	$21.2	$23.8	$24.5	$56.0	$84.0

5)	The following table reflects the components of non-operating income and deductions (millions of dollars):

		Quarter Ended			Nine Months Ended
		Oct 2,	July 3,	Oct 3,	Oct 2,	Oct 3,
		2011	2011	2010	2011	2010
	Interest income	$1.1	$1.0	$0.7	$2.9	$1.8
	Interest expense	(0.8)	(0.8)	(0.9)	(2.4)	(2.4)
	Foreign exchange gains (losses)	(0.2)	(0.8)	0.1	(1.5)	0.5
	Currency translation loss upon deconsolidation of foreign entity	(1.4)	0.0	0.0	(1.4)	0.0
	Gain on sale of previously impaired assets	0.0	0.0	0.0	0.0	0.2
	Settlement related to customer contract termination	0.0	0.0	0.0	0.0	0.8
	Other deductions	(0.4)	(0.2)	(0.1)	(0.9)	(0.6)
	Non-operating deductions, net	$(1.7)	$(0.8)	$(0.2)	$(3.3)	$0.3

6)
The analyst conference call to discuss operating results for the third quarter is scheduled for Friday, October 28, 2011  at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Nine Months Ended		% Growth
SALES DATA	Oct 2,	July 3,	Oct 3,			Oct 2,	Oct 3,
	2011	2011	2010	Prior Qtr	Prior Year	2011	2010	Prior Year

United States	$140.2	$141.2	$135.1	(1)%	4%	$420.8	$410.2	3%
International	122.0	127.2	114.7	(4)%	6%	372.3	348.8	7%
Net Sales	$262.2	$268.4	$249.8	(2)%	5%	$793.1	$759.0	4%

Paper PCC	$126.5	$123.6	$121.7	2%	4%	$379.3	$375.6	1%
Specialty PCC	16.0	16.6	15.1	(4)%	6%	48.2	44.7	8%
PCC Products	$142.5	$140.2	$136.8	2%	4%	$427.5	$420.3	2%

Talc	$11.3	$12.7	$12.5	(11)%	(10)%	$35.4	$34.1	4%
Ground Calcium Carbonate	17.3	18.9	16.8	(8)%	3%	53.2	52.0	2%
Processed Minerals Products	$28.6	$31.6	$29.3	(9)%	(2)%	$88.6	$86.1	3%

Specialty Minerals Segment	$171.1	$171.8	$166.1	(0)%	3%	$516.1	$506.4	2%

Refractory products	$71.1	$75.3	$65.4	(6)%	9%	$216.1	$196.2	10%
Metallurgical Products	20.0	21.3	18.3	(6)%	9%	60.9	56.4	8%
Refractories Segment	$91.1	$96.6	$83.7	(6)%	9%	$277.0	$252.6	10%

Net Sales	$262.2	$268.4	$249.8	(2)%	5%	$793.1	$759.0	4%

SEGMENT OPERATING INCOME (LOSS) DATA

Specialty Minerals Segment	$19.3	$18.6	$19.7	4%	(2)%	$57.2	$57.4	(0)%

Refractories Segment	$7.5	$7.8	$6.3	(4)%	19%	$22.2	$21.4	4%

Unallocated Corporate Expenses	$(1.4)	$(1.3)	$(1.0)	8%	40%	$(4.2)	$(3.3)	27%

Consolidated	$25.4	$25.1	$25.0	1%	2%	$75.2	$75.5	(0)%

SEGMENT RESTRUCTURING and
IMPAIRMENT COSTS

Specialty Minerals Segment	$0.0	$0.0	$0.0	*	*	$0.4	$0.5	(20)%

Refractories Segment	$0.2	$0.0	$0.0	*	*	$0.0	$0.4	*

Consolidated	$0.2	$0.0	$0.0	*	*	$0.4	$0.9	(56)%

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (the restructuring and impairment costs set forth in the above table), for the three-month periods ended October 2, 2011, July 3, 2011, and October 3, 2010 and the nine month periods ended October 2, 2011 and October 3, 2010, constituting a reconciliation to GAAP operating income set forth above. The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Nine Months Ended		% Growth
SEGMENT OPERATING INCOME,	Oct 2,	July 3,	Oct 3,			Oct 2,	Oct 3,
EXCLUDING SPECIAL ITEMS	2011	2011	2010	Prior Qtr.	Prior Year	2011	2010	Prior Year

Specialty Minerals Segment	$19.3	$18.6	$19.7	4%	(2)%	$57.6	$57.9	(1)%

Refractories Segment	$7.7	$7.8	$6.3	(1)%	22%	$22.2	$21.8	2%

Unallocated Corporate Expenses	$(1.4)	$(1.3)	$(1.0)	8%	40%	$(4.2)	$(3.3)	27%

Consolidated	$25.6	$25.1	$25.0	2%	2%	$75.6	$76.4	(1)%

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	(In Thousands of Dollars)
		October 2,	December 31,
		2011*	2010**

Current assets:
	Cash & cash equivalents	$382,528	$367,827
	Short-term investments	16,697	16,707
	Accounts receivable, net	197,818	181,128
	Inventories	97,525	86,464
	Prepaid expenses and other current assets	23,917	23,446
	Total current assets	718,485	675,572

	Property, plant and equipment	1,252,663	1,238,421
	Less accumulated depreciation	930,089	905,624
	Net property, plant & equipment	322,574	332,797

	Goodwill	65,359	67,156
	Other assets and deferred charges	37,950	40,580

	Total assets	$1,144,368	$1,116,105

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
	Short-term debt	$5,370	$4,611
	Current maturities of long-term debt	8,549	0
	Accounts payable	105,997	80,728
	Restructuring liabilities	1,616	3,484
	Other current liabilities	61,650	66,414
	Total current liabilities	183,182	155,237

	Long-term debt	85,721	92,621
	Other non-current liabilities	83,532	85,552
	Total liabilities	352,435	333,410

	Total MTI shareholders' equity	763,821	755,523
	Non-controlling Interest	28,112	27,172
	Total shareholders' equity	791,933	782,695

	Total liabilities and shareholders' equity	$1,144,368	$1,116,105

*	Unaudited
**	Condensed from audited financial statements.